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[SANTA FE LOGO]

Pioneer Finance Corp. Announces Amendment of Exchange Offer and Consent
   Solicitation and Agreement With Unofficial Group of Bondholders

LAS VEGAS, Nov. 16 /PRNewswire/ -- Pioneer Finance Corp. ("Pioneer"), a subsidiary of Santa Fe Gaming Corporation, a diversified gaming company headquartered in Las Vegas, announced today that it is amending its outstanding exchange offer and consent solicitation launched on October 23, 1998 with respect to its 13-1/2% First Mortgage Bonds due December 1, 1998 (the "Pioneer Notes"), and that an unofficial group of holders (including the single largest holder) have agreed to tender their Pioneer Notes and furnish consents.

     In the amendment to the exchange offer, Pioneer is amending the terms of the securities offered in exchange for the Pioneer Notes by, among other things, providing for an event of default in December 1999 if certain repurchases of the new notes have not been consummated by that date. The consent solicitation is amended by, among other things, lowering the principal amount of Pioneer Notes with respect to which consents must be received from $47 million to $42 million, by providing for certain defaults that would permit termination of the consents by amending the Pioneer Notes in certain respects. A Supplement to the October 23, 1998 Offering Circular and Consent Solicitation Statement describing the amendments is being mailed to holders of the Pioneer Notes; copies of the Supplement may be obtained by contacting Thomas K. Land, Chief Financial Officer of Santa Fe Gaming, at 702-658-4340.

     In connection with the amendments, Pioneer has extended the expiration date of both the exchange offer and of the consent solicitation to 5:00 P.M., New York City time, on Tuesday, November 24, 1998. The exchange offer and consent solicitation were previously scheduled to expire at 12:00 midnight on Friday, November 20, 1998.

     Holders of Pioneer Notes may use either the amended letter of transmittal and consent form (lavender) mailed with the Supplement or the original letter of transmittal and consent form (blue) mailed with the October 23, 1998 Offering Circular and Consent Solicitation or Statement to tender in the exchange or furnish consents. Holders who use the original letter of transmittal and consent form will be deemed to have tendered or consented on the amended terms of the exchange offer and consent solicitation.

     Santa Fe Gaming Corporation owns and operates the Santa Fe Hotel and Casino in northwest Las Vegas and the Pioneer Hotel & Gambling Hall in Laughlin, Nevada. In addition, the Company holds several real estate parcels for future development within or in the area surrounding Las Vegas, Nevada.

SOURCE Santa Fe Gaming Corporation
  -0-                  11/16/98
  /CONTACT: Thomas K. Land, Chief Financial Officer, Santa Fe Gaming Corporation. 702-658-4340/